UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Essex Property Trust, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ESSEX PROPERTY TRUST, INC.
1100 Park Place, Suite 200
San Mateo, California 94403

March 20, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, 94301, on May 16, 2017, at 1:00 p.m., Pacific Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.

This year we are again furnishing proxy materials to our stockholders over the Internet. On or about March 29, 2017, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our notice of annual meeting, proxy statement, and 2016 Annual Report to Stockholders and how to vote. Some stockholders may, if they have so previously requested, receive these materials via email or paper copies by mail. If you only received a Notice of Internet Availability of Proxy Materials by mail, the notice of annual meeting also contains instructions on how you can receive a paper copy of the proxy materials and 2016 Annual Report.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the Annual Meeting. Whether or not you plan to attend the meeting in person, please authorize your proxy via the Internet prior to 11:59 p.m. Eastern Time, on May 15, 2017, or if you are receiving a paper copy of the proxy statement, by telephone or by completing, signing, dating and returning a proxy card. Authorizing your proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting. Please review the instructions contained in the Notice of Internet Availability of Proxy Materials regarding each of these options. If you attend the Annual Meeting, you may vote in person, even if you have previously mailed your proxy card.

Your vote is important to us and we appreciate your continued support of the Company.

Sincerely,

Michael J. Schall
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.
Notice of Annual Meeting of Stockholders
To Be Held May 16, 2017

The 2017 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, 94301, on May 16, 2017 at 1:00 p.m. Pacific Time, for the following purposes:

1.	To consider and vote upon the election of the following nominees to serve as directors until the 2018 annual meeting and until their respective successors are duly elected and qualified: Keith R. Guericke, Irving F. Lyons, III, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, and Janice L. Sears.
2.	To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017.
3.	To consider and vote upon an advisory vote to approve the Company’s named executive officer compensation.
4.	To consider and vote upon an advisory vote to determine the frequency of named executive officer compensation advisory votes.
5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. You are encouraged to read the proxy statement in its entirety before voting.

The Board of Directors has fixed the close of business on February 28, 2017, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. Whether or not you expect to attend the Annual Meeting in person, we urge you to submit your proxy and vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may authorize a proxy to vote your shares via the Internet until 11:59 p.m. Eastern Time, on May 15, 2017, or, if you have received and/or requested a paper copy of our proxy materials, by telephone or by mail, by completing, signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting in person, you may continue to have your shares voted as instructed on your proxy or you may withdraw your proxy at our Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors and on behalf of the Secretary of the Company,

Michael J. Schall
Chief Executive Officer and President
San Mateo, California
March 20, 2017

TABLE OF CONTENTS – PROXY STATEMENT

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PROXY STATEMENT
2017 Annual Meeting of Stockholders
Tuesday, May 16, 2017

ESSEX PROPERTY TRUST, INC.
1100 Park Place, Suite 200
San Mateo, California 94403

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished to the holders of the outstanding shares of common stock, $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2017 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 16, 2017 at 1:00 p.m., Pacific Time, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, 94301, and any postponement or adjournment thereof.

This proxy statement and the accompanying notice of annual meeting, proxy card and 2016 Annual Report to Stockholders are first being made available to stockholders on or about March 29, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2017.

The proxy statement, notice of annual meeting, proxy card, and 2016 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/297178. Directions to the meeting location can be found at http://www.essex.com under “Investors; Shareholder Services and Information-Annual Shareholders’ Meeting.”

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet, instead of mailing paper copies to each stockholder. Accordingly, on or about March 29, 2017, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice, containing instructions on how to access our proxy materials and 2016 Annual Report to Stockholders and how to vote. The Notice is not itself a proxy and cannot itself be used to vote your shares. If you received only a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice. Some stockholders may, if they have so requested previously, receive these materials via email or receive paper copies by mail.

Who Can Vote

You are entitled to vote if you were a holder of record of Common Stock as of the close of business on February 28, 2017 (the “Record Date”). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting Procedures

Stockholders of record as of the Record Date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still authorize your proxy via the Internet or by telephone until 11:59 p.m. Eastern Time, on May 15, 2017, or by completing, signing, dating and returning a proxy card.

The presence at the Annual Meeting, either in person or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for purposes of the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. As of the Record Date, there were 65,558,037 shares of Common Stock outstanding.

If your shares are held in the name of a broker, you should receive a voting instruction form from your broker. Your broker will vote your shares in the manner you timely indicate pursuant to the voting instruction form. If you do not timely indicate your voting instructions to your broker, the broker will not be permitted to vote your shares at the Annual Meeting on Proposal No. 1 (election of directors), Proposal No. 3 (advisory vote to approve the Company’s named executive officer compensation) or Proposal No. 4 (advisory vote on the frequency of named executive officer compensation advisory votes) because such proposals are not routine matters under the New York Stock Exchange (“NYSE”) rules. However, your broker may in its discretion vote your shares on Proposal No. 2 (ratification of KPMG LLP) if you do not timely indicate voting instructions on that proposal because the proposal is a routine matter under the NYSE rules.

Counting of Votes

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee chooses not to exercise or does not have discretionary authority to vote the shares on a particular matter because the matter is not routine under the NYSE rules) will be counted as shares that are present for purposes of determining the presence of a quorum.

With respect to Proposal No. 1 (election of directors), our Sixth Amended and Restated Bylaws (the “Bylaws”) include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR” or “WITHHOLD” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes “WITHHELD” as to that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes, if any, will not count as a vote cast “FOR” or “WITHHELD” as to a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

In accordance with our Bylaws, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will then make a determination as to whether to accept or reject the tendered resignation and will submit such recommendation for consideration by the Board. Generally within 90 days after certification of the election results of the stockholder vote, we will publicly disclose the decision regarding any tendered resignation in a filing of a Current Report on Form 8-K with the SEC or by other public announcement. If a director’s offer to resign is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement or removal.

Approval of each of Proposals No. 2 (ratification of KPMG LLP) and No. 3 (advisory vote to approve the Company’s named executive officer compensation) requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting. For purposes of the votes on Proposals No. 2 and No. 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such proposals.

Proposal No. 4 (advisory vote on the frequency of named executive officer compensation advisory votes) allows our stockholders to select from the following alternatives (as required under SEC rules): 1 year, 2 years, 3 years or abstain. The affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting is required to approve one of the selections under this advisory proposal. If none of the frequency alternatives (1 year, 2 years or 3 years) receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Abstentions or broker non-votes on this proposal will not affect the outcome of the vote on the proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given on a properly executed proxy card, in accordance with the recommendation of the Board, as set forth below.

Board Recommendations

The Board recommends that stockholders vote:

•	FOR the election of the Board’s nominees named herein;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;
•	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation; and
•	for the approval, on an advisory basis, of the frequency of future stockholder advisory votes every 1 YEAR.

The Company does not presently know of any other business which may come before the Annual Meeting.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Mr. Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

Solicitation of Proxies

The Company will bear all costs of soliciting proxies for the Annual Meeting. These costs include the expense of preparing and furnishing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to stockholders. The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Email Access to Proxy Materials

Stockholders who previously elected to receive the proxy statement and the 2016 Annual Report to Stockholders over the Internet will be receiving an email on or about March 29, 2017, with information on how to access stockholder information and instructions for authorizing a proxy over the Internet.

Stockholders of record wishing to receive future stockholder materials via email may elect this option by following the instructions provided when voting over the Internet at http://www.ProxyVote.com. Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind such instructions. Internet access does not have to be elected each year. Stockholders who elected to receive the proxy statement electronically over the Internet and who would now like to receive a paper copy of the proxy statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” Notices of Internet Availability of Proxy Materials or proxy statements and annual reports, as applicable. This means that only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of each applicable document to any stockholder who contacts the Company’s investor relations department by written or oral request at our address on page 1 of this proxy statement or by telephone at (650) 655-7800 requesting such copies. If a stockholder is receiving multiple copies at the stockholder’s household and would like to receive a single copy for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the applicable document.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director, each director nominee, and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z-1 incentive units and long term incentive plan units (“LTIP Units”), which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)
Incumbent Directors and Executive Officers
George M. Marcus (3)	1,609,633	2.4%
Keith R. Guericke (4)	97,052	*
Michael J. Schall (5)	188,327	*
Angela L. Kleiman (6)	20,102	*
John D. Eudy (7)	53,961	*
Craig K. Zimmerman (8)	91,438	*
John F. Burkart (9)	41,920	*
Irving F. Lyons, III (10)	18,655	*
Gary P. Martin (11)	25,626	*
Issie N. Rabinovitch (12)	43,281	*
Thomas E. Robinson (13)	14,546	*
Byron A. Scordelis (14)	21,212	*
Janice L. Sears (15)	15,645	*
All incumbent directors and executive officers as a group (13 persons) (16)	2,241,398	3.3%
5% or greater Stockholders
The Vanguard Group, Inc. (17) 100 Vanguard Blvd. Malvern, PA 19355	11,174,872	17.0%
BlackRock, Inc. (18) 55 East 52nd Street New York, NY 10055	6,323,061	9.6%
Vanguard Specialized Funds – Vanguard REIT Index Fund (19) 100 Vanguard Blvd. Malvern, PA 19355	4,969,339	7.6%
State Street Corporation (20) One Lincoln Street Boston, MA 02111	4,802,991	7.3%
Cohen & Steers, Inc. (21) 280 Park Avenue, 10th Floor New York, NY 10017	4,794,555	7.3%
FMR LLC (22) 245 Summer Street Boston, MA 02210	3,626,937	5.5%

*	Less than 1%.
(1)	Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership” or “EPLP”), which as of February 28, 2017 aggregated to approximately a 3% limited partnership interest. As of February 28, 2017, the Company had an approximately 97% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of Common Stock.
(2)	With respect to shares of Common Stock, assumes the exchange of the limited partnership interests (including non-forfeitable Series Z-1 incentive units and LTIP Units) in the operating partnership and in other partnerships (such as DownREITs) held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 65,558,037 shares of Common Stock outstanding as of the Record Date. If all outstanding director and officer limited partnership interests (including non-forfeitable Series Z-1 incentive units and LTIP Units) in the operating partnership, and vested options, were exchanged for shares of Common Stock that would result in an additional 1,779,596 outstanding shares of Common Stock.
(3)	Includes 960,154 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the operating partnership and in certain other partnerships and 301,597 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by the Marcus & Millichap Company (“MMC”) and Essex Portfolio Management Company (“EPMC”), respectively. Includes 15,736 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 137,000 shares of Common Stock held by MMC, 26,676 shares of Common Stock held in the Marcus & Millichap Company 401(k) Plan (the “MMC 401(k) Plan”), 18,000 shares held by the MMC Foundation, and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of MMC and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of 472,538 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares and limited partnership interests held by MMC and the MMC Foundation, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. In connection with a loan facility lead by Comerica Bank, MMC has pledged to Comerica 438,597 shares of Common Stock, of which 137,000 shares are held directly by MMC and 301,597 shares are issuable upon the exchange of limited partnership interests held by MMC.
(4)	Includes 66,519 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. The aforementioned options are exercisable pursuant to a domestic relations order. In connection with a loan obtained from Morgan Stanley, Mr. Guericke has pledged to Morgan Stanley 13,513 shares of Common Stock.
(5)	Includes 80,079 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,560 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), 34,667 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 28,818 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units. The aforementioned shares and limited partnership interests in the operating partnership, except for the shares held for his benefit in the Essex 401(k) plan, are held in a revocable trust in which Mr. Schall and Ann Schall act as co-trustees. Mr. Schall disclaims beneficial ownership of 40,039 shares that may be issued upon the exchange of limited partnership interests in the operating partnership; 14,409 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units; and 22,381 shares of Common Stock.
(6)	Includes 5,633 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 7,292 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.

(7)	Includes 23,658 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the operating partnership. Also includes 1,585 shares of Common Stock held in the Essex 401(k) Plan, 3,800 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 18,072 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(8)	Includes 47,277 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the operating partnership and certain other partnerships. Also includes 2,780 shares of Common Stock held in the Essex 401(k) Plan, 15,805 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 18,072 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(9)	Includes 12,412 shares of Common Stock that may be issued upon the exchange of all of Mr. Burkart’s limited partnership interests in the operating partnership. Also includes 6,333 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 18,689 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(10)	Includes 11,329 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(11)	Includes 20,626 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(12)	Includes 16,626 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(13)	Includes 9,801 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Of these shares, 9,745 shares are held in family trusts as to which Mr. Robinson has the power to dispose and vote the shares.
(14)	Includes 20,712 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(15)	Includes 14,947 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(16)	Includes 1,507,637 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 181,015 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 90,944 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(17)	As reported on a Schedule 13G/A filed February 9, 2017, The Vanguard Group, Inc. stated that it has sole voting power over 185,748 shares, shared voting power over 86,378 shares, sole dispositive power over 10,985,204 shares and shared dispositive power over 189,668 shares.
(18)	As reported on a Schedule 13G/A filed January 24, 2017, BlackRock, Inc. stated that it has sole voting power over 5,742,609 shares and sole dispositive power over 6,323,061 shares.
(19)	As reported on a Schedule 13G/A filed February 13, 2017, Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power over 4,969,339 shares.
(20)	As reported on a Schedule 13G filed February 6, 2017, State Street Corporation stated that it has shared voting power over 4,802,991 shares and shared dispositive power over 4,802,991 shares.
(21)	As reported on a Schedule 13G/A filed February 14, 2017, Cohen & Steers, Inc. stated that it has sole voting power over 2,251,176 shares and sole dispositive power over 4,794,555 shares.
(22)	As reported on a Schedule 13G/A filed February 14, 2017, FMR LLC stated that it has sole voting power over 1,557,031 shares and sole dispositive power over 3,626,937 shares.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, the following individuals are each nominated for election as directors to serve until the annual meeting of stockholders in 2018 and until their successors are duly elected and qualified: Keith R. Guericke, Irving F. Lyons, III, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, and Janice L. Sears. Each of the nominees is currently a director of the Company. Each of the nominees has consented, if elected as a director of the Company, to serve until his or her term expires.

The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event that any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board, or the Board, on the recommendation of the Nominating and Corporate Governance Committee, may reduce the size of the Board and the number of nominees.

Certain information about the director nominees is furnished below, highlighting each director nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each should serve as a director.

Keith R. Guericke, Director and Vice Chairman of the Essex Board, held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 1, 2011, Mr. Guericke retired from his position as an executive officer, and he remains a director of Essex and continues to provide additional services as a part-time employee. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its IPO in 1994, and has since significantly increased Essex’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke serves on the board of directors of Century Communities. He also served on the board of directors of American Residential Properties, Inc. until February 2016 when it was sold. He is also a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. The Board selected Mr. Guericke to serve as a director because he served Essex for over 34 years and was its principal executive officer from 1988 to 2010, and he has expansive knowledge of the real estate industry and strong relationships with many executives and other senior management at real estate companies throughout the United States.

Irving F. Lyons, III, Director, joined the Board in April 2014 pursuant to the Company’s merger with BRE Properties, Inc. He previously served as a director of BRE since 2006 and was appointed Chairman of the BRE board in May 2009. Mr. Lyons currently serves on the board of directors of Equinix, Inc. and is Lead Director of ProLogis, Inc. He served as Vice Chairman of ProLogis, a global provider of distribution facilities and services, from 2001 through May 2006. He was Chief Investment Officer of ProLogis from March 1997 to December 2004, and held several other executive positions since joining ProLogis in 1993. Prior to joining ProLogis, he was a Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979. The Board selected Mr. Lyons as a director due to his management and investment experience with publicly traded real estate companies and his involvement in Bay Area real estate development and management.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (the predecessor to Essex) and the Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus is also the Co-Chairman of Marcus & Millichap, Inc., referred to as MMI, and Mr. Marcus owns a controlling interest in MMI. MMI is a national brokerage firm listed on the NYSE that underwent its initial public offering in 2013. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, which was acquired by Wells Fargo & Company in 2007. Included among Mr. Marcus’ professional memberships are the Regent Emeritus of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley—Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations. He graduated with a Bachelor of Science degree in Economics from San Francisco State University. He was honored as Alumnus of the Millennium in 1999 and received his honorary doctorate in 2011. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the

Georgetown University Leadership Program. The Essex Board selected Mr. Marcus to serve as a director because he is the founder of Essex, he brings outstanding leadership and vision to Essex, he has extensive knowledge of Essex, and over 40 years of experience working in the real estate industry.

Gary P. Martin, Director, is a private investor. He was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. From September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. From 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971. The Board selected Mr. Martin to serve as a director because he has years of experience serving on both public and private boards and committees, he has served as a Chief Financial Officer for a variety of companies, and he has an extensive understanding of internal and external financial reporting of public companies.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master of Business Administration degree from Harvard University in 1970. The Board selected Mr. Rabinovitch to serve as a director because he brings valuable financial expertise, including extensive knowledge of capital markets transactions and investments in both public and private companies.

Thomas E. Robinson, Director, joined the Board in April 2014 pursuant to the Company’s merger with BRE Properties, Inc. He previously served as a director for BRE since 2007. Currently, Mr. Robinson is Senior Advisor to the real estate investment banking group at Stifel, Nicolaus & Company, Inc., St. Louis, MO and its prior affiliate Legg Mason, where he was previously a managing director. Prior to that position he served as President and Chief Financial Officer of Storage USA, Inc., from 1994 to 1997. Mr. Robinson currently serves on the board of directors of First Potomac Realty Trust and Tanger Factory Outlet Centers, Inc., is a former trustee/director of Centerpoint Properties Trust and Legg Mason Real Estate Investors, Inc., and a past member of the board of governors of NAREIT. The Board selected Mr. Robinson as a director due to his financial, accounting and real estate experience.

Michael J. Schall, Director, is the President and Chief Executive Officer of the Company, having been promoted to that position by the Board effective January 1, 2011. He previously served as the Senior Executive Vice President and Chief Operating Officer for the Company from 2005 to 2010, during which years he was responsible for the strategic planning and management of the Company’s property operations, redevelopment and co-investment programs. From 1993 to 2005, Mr. Schall was the Company’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a Bachelor of Science degree from the University of San Francisco. Mr. Schall currently serves as a member of the Board of Trustees of Pebblebrook Hotel Trust, Inc. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council, the AICPA, and the Executive Board of Governors of NAREIT. The

Board selected Mr. Schall to serve as a director because he was a principal officer of the Company when initially selected as a director, he has extensive knowledge of the financial and operating matters of the Company, and he has strong relationships with many executives and senior management at real estate companies throughout the United States.

Byron A. Scordelis, Director, served as the President and Chief Executive Officer of Greater Bay Bancorp and as a member of the board of directors of Greater Bay Bancorp and its wholly-owned subsidiary, Greater Bay Bank N.A. from January 2004 until its sale in October 2007. Mr. Scordelis served as the Chief Operating Officer and President of the Greater Bay Banking Group which was comprised of that company’s banking subsidiaries as well as its business and technology operations, trust services and human resources activities. Mr. Scordelis has previously served as an Executive Vice President with Wells Fargo Bank, where he was named President of the San Francisco Bay Area Region and was responsible for the management and performance of 235 financial service offices in the San Francisco Bay Area. He joined Wells Fargo in 1998 as an Executive Vice President responsible for its retail banking activities in seven western states, and was appointed as a co-chair of its integration task force following the bank’s merger with Norwest. From 1974 to 1998, Mr. Scordelis was President and Chief Executive Officer of EurekaBank and also served as Senior Vice President and head of Bank of America’s San Francisco Bay Area region, and was responsible for corporate finance, corporate strategic planning, merger integration, and other staff and managerial areas. Mr. Scordelis is a Phi Beta Kappa graduate of the University of California at Berkeley where he earned bachelor’s degrees in economics and natural resource studies in 1972. He received a Master of Business Administration from Stanford University in 1974. Mr. Scordelis currently serves on the Board of Regents at Santa Clara University where he is also a member of its Audit Committee as well as on the Advisory Board of the Markkula Center for Applied Ethics. He is also a former member of the Board of EHC Lifebuilders, a non-profit organization, and served on the Advisory Board of the Palo Alto Medical Foundation. The Board selected Mr. Scordelis to serve as a director because of his many years of experience as a Chief Executive Officer and a board member of a publicly-traded financial service company.

Janice L. Sears, Director, serves as Board Chair of The Swig Company, a corporate owner of office properties nationwide, and serves on the board of directors of Invitation Homes, a Blackstone Real Estate sponsored company which became publicly traded in February 2017 through an initial public offering. Ms. Sears served as past director and Audit Committee Chair of BioMed Realty Trust, Inc. from 2014 until it was sold to affiliates of Blackstone Real Estate in January 2016. Previously, Ms. Sears held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities. She was concurrently the San Francisco Market President for Bank of America. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REITs, homebuilders and opportunity funds. Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Her professional activities have included NAREIT, Urban Land Institute (“ULI”), and the National Association of Corporate Directors. Ms. Sears is the Past President and Past Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and Leadership San Francisco. She acts as an advisor to the Audit Committee of the San Francisco Art Institute. Ms. Sears has been named one of the ‘100 Most Powerful Women in Business’ in San Francisco multiple times. The Board selected Ms. Sears to serve as a director because of her knowledge of capital markets and extensive experience working in the commercial real estate and REIT industry.

The Board unanimously recommends that the stockholders vote
“FOR” the election of all nominees named above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the incumbent directors and executive officers, including their ages.

Name and Position	Age	First Elected
George M. Marcus Chairman of the Board	75	1994
Keith R. Guericke Vice Chairman of the Board	68	1994
Michael J. Schall Director, Chief Executive Officer and President	59	1994
Angela L. Kleiman Executive Vice President and Chief Financial Officer	46	—
John D. Eudy Co-Chief Investment Officer and Executive Vice President, Development	62	—
Craig K. Zimmerman Co-Chief Investment Officer and Executive Vice President, Acquisitions	66	—
John F. Burkart Senior Executive Vice President, Asset Management	53	—
Irving F. Lyons, III Director	67	2014
Gary P. Martin Director	69	1994
Issie N. Rabinovitch Director	71	1994
Thomas E. Robinson Director	69	2014
Byron A. Scordelis Director	67	2011
Janice L. Sears Director	56	2011

Biographical information concerning the director nominees (including our Chief Executive Officer (“CEO”), Michael J. Schall) is set forth above under the caption “Proposal No. 1 Election of Directors.” Biographical information concerning the other executive officers of the Company is set forth below.

John F. Burkart, Senior Executive Vice President, Asset Management, is responsible for leading the Asset Management, Property Operations, IT and Business Intelligence departments, and has served in that role since May 2015 and was promoted to Senior Vice President in 2005. His responsibilities include overseeing overall Operations and Portfolio Management including the redevelopment program, resource management, due diligence, facilities, the condominium portfolio, dispositions, and the commercial division. During his tenure at Essex, Mr. Burkart led the integration of the BRE Properties and Essex merger and has had a variety of responsibilities including oversight of the Research Department, the Operations Portfolio in the Northern Division, the Private Equity business, debt financing and obtaining the corporate credit rating. Prior to joining Essex in 1996, Mr. Burkart was a real estate consultant for various companies including Essex during the period of the IPO. Mr. Burkart began his real estate career in property management at Pacific States Management where he became Vice President responsible for the management of a portfolio including office, multi-family and security storage assets as well as oversight of the accounting department. Mr. Burkart received a Bachelor of Science degree in Finance from San Jose State University in 1987 and a Master of Business Administration degree in Real Estate from Golden Gate University in 1993.

John D. Eudy, Co-Chief Investment Officer and Executive Vice President, Development, is responsible for development activities, from the point of acquisition through construction and stabilization, and has served in that role since May 2015 and was promoted to Senior Vice President in 1994. Mr. Eudy joined Essex’s predecessor, Essex Property Corporation, in 1985. While at Essex, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining Essex, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and

Home Federal Savings from 1977 to 1980. He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of ULI and NAREIT and is a Board Member of California Apartment Association.

Angela L. Kleiman, Executive Vice President and Chief Financial Officer, is responsible for the Private Equity, Capital Markets, Accounting, Tax, Financial Planning, Internal Audit and Investor Relations departments and has served in that role since October 2015 and was promoted to Senior Vice President in 2013. Ms. Kleiman was responsible for the overall transaction management for the merger with BRE Properties, which was successfully completed in April 2014. She joined Essex in 2009 to manage the Private Equity platform and grew the business from $750 million to $3 billion in gross assets. Prior to joining Essex, Ms. Kleiman’s real estate career focused primarily on institutional investment management and investment banking. As a Senior Equity Analyst and Vice President of Investor Relations at Security Capital, she was responsible for over $2 billion of the firm’s REIT investments and all client communications. As a Vice President with J.P. Morgan Real Estate & Lodging Investment Banking Group, she advised senior management and boards in strategic business platforms and capital markets transactions. Ms. Kleiman began her career in real estate development management in 1991. She holds a Bachelor of Science degree from Northwestern University, and a Master of Business Administration from the Kellogg School of Management of Northwestern University. She is a member of NAREIT and the National Multifamily Housing Council.

Craig K. Zimmerman, Co-Chief Investment Officer and Executive Vice President, Acquisitions, is responsible for acquisition activities, and has served in that role since May 2015 and was promoted to Senior Vice President in 1996. Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for all West Coast multifamily acquisitions. Prior to joining Essex, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2016, the Board held five meetings. Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he or she served. In 2016, the Board had four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The current members of the committees are identified in the following table:

Director	Executive	Audit	Compensation	Nominating/ Corporate Governance
Keith R. Guericke	X
Irving F. Lyons, III	X			Chair
George M. Marcus	Chair
Gary P. Martin			Chair	X
Issie N. Rabinovitch		X
Thomas E. Robinson		X	X
Michael J. Schall	X
Byron A. Scordelis			X	X
Janice L. Sears		Chair

Annual Meeting of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. All of the Company’s incumbent directors in 2016 attended the 2016 annual meeting of stockholders.

Committees of the Board of Directors

The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met four times during 2016.

The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any allegations of wrongdoing that involve Company personnel. The Audit Committee operates under a written charter, which can be viewed at the Company’s website at http://www.essex.com. The Board has determined that all Audit Committee members have no financial or personal ties to the Company (other than the director compensation and equity ownership as described in this proxy statement) and meet the NYSE standard for independence. In addition, the Board has determined that all members of the Audit Committee are financially literate. The Board has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met six times during 2016.

The Board has determined that Janice L. Sears, Issie N. Rabinovitch and Thomas E. Robinson are “audit committee financial experts” as defined by the SEC’s Regulation S-K Item 407(d).

The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the CEO and other executive officers of the Company, reviews and advises the Board concerning the performance of the CEO and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the Company’s 2013 Stock Award and Incentive Compensation Plan (the “Incentive Award Plan”).

All members of the Compensation Committee are independent directors within the meaning of the rules of the NYSE. The Compensation Committee operates under a written charter which can be viewed at http://www.essex.com. The Compensation Committee met three times during 2016.

The Board has delegated authority to the CEO to grant stock options and restricted stock under the Incentive Award Plan to Company employees (other than executive officers) in accordance with guidelines as to the number of options and/or restricted stock to be granted to particular categories of employees. The CEO is to report all grants of stock options and restricted stock made pursuant to this delegation to the Compensation Committee.

The Compensation Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., in its capacity as a compensation consultant, to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs beginning in 2012. Additional information concerning Mercer and its services is set forth under “Executive Compensation – Compensation Discussion and Analysis.”

The Nominating and Corporate Governance Committee (the “Nominating Committee”) assists the Board in selecting nominees for election to the Board and monitors the composition of the Board. The Board has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the NYSE. The Nominating Committee met two times during 2016.

The Nominating Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals, among other considerations. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock. The Nominating Committee evaluates nominees for directors using the criteria described below, and it will use the same criteria when evaluating a nominee recommended by a stockholder.

The Nominating Committee does not have a formal policy regarding considering diversity in identifying nominees for directors. In the past, when new directors have been added to the Board, the Board or the Nominating Committee has generally sought to select nominees with business specializations, technical skills or other qualities that differed from that of the existing directors and, as a result, the current directors on the Board have a diverse range of backgrounds and occupations, including real estate, financial services, accounting and finance, venture capital, and investment banking.

The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which can be viewed at the Company’s website at http://www.essex.com.

In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, along with experience in business, finance, administration and/or corporate governance, including as a current or former officer, board member or senior executive of a publicly held company, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, the diversity (including with respect to gender, age, race, culture and geography) that the candidate would bring to the Board, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating Committee further reviews current trends and practices in corporate governance and recommends to the Board the adoption of programs pertinent to the Company.

Presiding Independent Director; Board Leadership Structure and Role in Risk Management

The Board has designated, in accordance with NYSE corporate governance listing standards, Irving F. Lyons, III as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which Mr. Lyons presides.

The Company has maintained a leadership structure of different individuals serving as Chairman and Chief Executive Officer since its initial public offering in 1994 in recognition of the differences between the two roles. The Chairman is Mr. Marcus, who is a founder of the Company and has a significant ownership interest. Mr. Marcus has extensive knowledge of the Company and the real estate industry, and the Company believes that because of his background and experience he is able to effectively lead the Board in providing oversight and direction to the Company’s management. Mr. Marcus is involved in many other business and philanthropic activities. Mr. Schall’s responsibility as the Chief Executive Officer is to oversee the day to day execution of the Company’s business strategy. This separation of the roles of Chairman and Chief Executive Officer allows for greater oversight of the Company by the Board. The Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of each of Mr. Marcus and Mr. Schall.

With respect to the Board’s role in the risk oversight of the Company, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such Board prior approval. These Board policies cover transactions in the following areas: financings, property acquisition, property development, property redevelopment, property dispositions, other investments and general corporate activities. Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required. By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment. The Compensation Committee has determined that the pay policies and practices of the Company are not reasonably likely to have a material adverse effect on the Company. Also, related party transactions are generally reviewed by the Audit Committee. See “Certain Relationships and Related Person Transactions – Policies and Procedures with Respect to Related Person Transactions.”

Director Independence

Under independence standards established by the Board, which reflect the NYSE director independence standards as currently in effect, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence.

The Board has determined that the following directors and nominees for director have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the NYSE: Irving F. Lyons, III, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Robinson, Byron A. Scordelis and Janice L. Sears.

In determining the independence of Mr. Marcus, the Board considered the matters that refer to Mr. Marcus set forth under “Certain Relationships and Related Person Transactions” below. In determining the independence of Mr. Martin, the Board considered that his adult son is employed by Essex at a junior level position and is not an executive officer. The Board also considered the directors’ ownership of Essex equity securities and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

Director Tenure

The Board regularly addresses director succession and reviews the mix of Board composition, diversity and experience. The Board believes it is desirable to maintain a mix of longer-tenured, experienced directors and newer directors with fresh perspectives. In furtherance of this objective, the Board nominated Mr. Lyons and Mr. Robinson as directors in 2014. The Board is also mindful that director tenure can be relevant to the Board’s performance. In this regard, the Board consists of longer-serving directors with significant experience and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management.

In particular, the Board believes that Messrs. Marcus, Guericke and Schall, who have held various positions of senior leadership in the Company since its initial public offering in 1994, are a significant strength of the Board. Under their combined leadership, the Company has generated one of the highest total returns in the REIT industry over that period. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members.

Director Evaluations

The Board conducts an annual review consisting of a self-evaluation process undertaken by the Nominating Committee to determine whether the Board and its committees are functioning effectively. The Nominating Committee receives comments from all directors and reports to the Board with a complete assessment of the Board’s performance, focusing on identifying areas in which the Board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board and its committees.

Stockholder Nominees

The Company’s stockholders possess the right to nominate candidates to the Board through proxy access provisions of the Bylaws. On February 21, 2017, the Board amended and restated the Bylaws to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the outstanding Common Stock continuously for at least the prior three years, to nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of stockholders, director nominees constituting up to the greater of two individuals or 20% of the

Board (rounding down to the closest whole number), all subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws. The foregoing is a summary of Section 2.13 of the Bylaws and is qualified in its entirety by the text of that section. For additional information, see “Deadline for Receipt of Stockholder Proposals – Proxy Access Nominations.”

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of business conduct and ethics, stock ownership guidelines, policy on hedging and pledging Essex equity securities, and corporate governance guidelines at the Company’s website at http://www.essex.com. Copies of these documents will be provided to any stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

Communication with Directors

The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at http://www.essex.com) provide that the identity of the presiding independent director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding independent director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board, non-management directors, or any individual directors may send communications directly to the presiding independent director of the Board: Irving F. Lyons, III, Presiding Independent Director, c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2016, Messrs. Martin, Robinson and Scordelis served as members of our Compensation Committee. None of the members of our Compensation Committee is currently, or has been, an officer or employee of the Company. There were no insider participations or compensation committee interlocks among the members of our Compensation Committee during fiscal year 2016. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Person Transactions.”

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Director Stock Ownership Guidelines

The Company encourages its independent directors to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for each independent director to own a number of shares of the Company’s stock equal in value to five times such director’s annual cash retainer, in each case, as in effect as of, and based on the Company’s stock price as of, January 1, 2010, or such later date that a director joined the Board. Directors are expected to achieve this goal within four years of January 1, 2010 or, with respect to new directors, within four years of joining the Board. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2016, all independent directors were in compliance with the share ownership guideline.

Executive Officer Ownership Guidelines

The Company encourages its executive officers to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for executive officers to own a number of shares of the Company’s stock equal in value to, with respect to the Chief Executive Officer, five times such individual’s annual base salary, and, with respect to the Company’s other executive officers, four times such individual’s annual base salary, in each case, as in effect as of, and based on the Company’s stock price as of, February 10, 2011, or such later date that an individual becomes an executive officer. Executive officers are expected to achieve this goal within five years of March 1, 2011 or, with respect to new executive officers, within five years of becoming an executive officer. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2016, all executive officers were in compliance with the share ownership guideline.

RISK ASSESSMENT IN COMPENSATION POLICIES AND PRACTICES

The Compensation Committee, with the assistance of Company management, regularly considers the Company’s compensation policies and practices to assess whether they encourage unnecessary or excessive risk taking. In 2016, the Compensation Committee considered, among other factors, the following risk-mitigating features of the Company’s compensation programs: (i) a balanced mix of short- and long-term compensation (including equity-based compensation); (ii) performance goals and objectives that avoid excessive weight on a single performance measure; (iii) minimum stock ownership guidelines, which ensure that executive officers have a meaningful direct ownership stake in the Company and align executive officers with long-term stockholder interests; and (iv) restrictions on engaging in hedging transactions in the Company’s securities.

Based on this assessment, the Company believes that its compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

In 2016, each non-employee director of Essex receives the following compensation under Essex’s current director compensation program:

•	An annual equity grant with a grant value equal to $60,000 for directors (other than the Chairman) and $170,000 for the Chairman of the Board, determined using either the Black-Scholes or Monte Carlo pricing methodology. Directors elect whether to receive such grant in the form of options or a stock award, or a combination of these types of awards, and must make this election at the time of Essex’s annual meeting, at which time such grant of options and/or stock awards will be made. Such annual grants of options and/or stock awards are fully vested on the grant date, but the shares subject to such awards are subject to a one-year transfer restriction.
•	An annual cash retainer, paid quarterly, in the amount of $36,000 per year.
•	A Board attendance fee of $1,200 per meeting attended.
•	A committee attendance fee of up to $1,000 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $2,400 attendance fee is paid, and unanimous written consents, in lieu of committee meetings, for which a $500 participation fee is paid.
•	A committee chairman fee of $5,000 per year, except that the chairman of the Audit Committee receives $18,000 per year.

Each non-employee director, upon joining the Board, receives an automatic grant of options for that number of shares having a grant value equal to $80,000 using the Black-Scholes option pricing methodology. Such options become exercisable as to one-third of the shares of Common Stock subject to the option on each yearly anniversary of the grant date, such that the options granted will be fully exercisable three years after the grant date.

Director Compensation Table. The table below summarizes the compensation the Company paid to directors for the year ended December 31, 2016. Mr. Schall, who served in 2016 as the Company’s Chief Executive Officer, is not included in the table below because he did not receive any additional compensation for services provided as a director in 2016. Mr. Guericke, who served as a part-time employee in 2016, received a salary, bonus and perquisites shown below under “All Other Compensation,” but he did not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
David W. Brady (2)	22,750	—	—	—		22,750
Keith R. Guericke	—	—	—	366,320	(3)	366,320	(3)
Irving F. Lyons, III	49,175	—	60,000	—		109,175
George M. Marcus	47,600	170,000	—	—		217,600
Gary P. Martin	48,800	—	60,000	—		108,800
Issie N. Rabinovitch	47,475	—	60,000	—		107,475
Thomas E. Robinson	57,893	—	60,000	—		117,893
Byron A. Scordelis	44,800	—	60,000	—		104,800
Janice L. Sears	69,350	—	60,000	—		129,350
Thomas P. Sullivan (2)	18,000	—	—	—		18,000
Claude J. Zinngrabe, Jr. (2)	16,750	—	—	—		16,750
(1)	The assumptions used to calculate the value of the stock awards and/or option awards are set forth in Note 12 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each director had the following number of stock options (vested and unvested) then outstanding: Keith R. Guericke: 5,000 options; Irving F. Lyons: 11,329 options; George M. Marcus: 15,736 options; Gary P. Martin: 21,626 options; Issie N. Rabinovitch: 16,626 options; Thomas E. Robinson: 9,801 options; Byron A. Scordelis: 20,712 options; Janice L. Sears: 14,947 options, respectively.
(2)	This former director did not stand for re-election at the 2016 meeting of stockholders, which was held in May 2016.
(3)	This amount represents salary and bonus for Mr. Guericke’s role as a part time employee and includes insurance premiums of $2,110 paid by, or on behalf of, the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the compensation policies and programs for our named executive officers, which consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, as determined under the SEC’s executive compensation disclosure rules, for 2016. The following table identifies our named executive officers and their positions in 2016.

Name	Position
Michael J. Schall	Chief Executive Officer
Angela L. Kleiman	Chief Financial Officer and Executive Vice President
John F. Burkart	Senior Executive Vice President
Craig K. Zimmerman	Co-Chief Investment Officer and Executive Vice President
John D. Eudy	Co-Chief Investment Officer and Executive Vice President

Executive Summary

The primary objectives of Essex’s named executive officer compensation program are to (i) attract, motivate and retain experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) align the interests of management with the interests of Essex’s stockholders. With regard to absolute levels of executive compensation and Essex’s named executive officer compensation program, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described in further detail in this Compensation Discussion and Analysis.

Each year, the Board sets annual corporate goals that are generally designed to promote stockholder value creation over a multiple year period. These corporate goals are used as the basis for measuring management performance, a key consideration in granting both short-term cash bonuses and long-term equity-linked or equity-based incentive awards. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the discussion below. Goals for 2016 included:

•	specific company performance metrics such as per share growth in FFO;
•	yields from recent investment transactions relative to the pro-forma underwriting;
•	same-property NOI growth:
•	achieving Board approved business plan; and
•	dispositions of select assets and other discretionary objectives.

2016 Performance

Operating and Core FFO growth: In 2016, Essex had same-property revenue growth of 6.7%, and NOI growth of 8.1%. For the year, Core Funds from Operations (“Core FFO”) per diluted share grew 12.4%, the sixth consecutive year of double digit growth.

Investments. Acquired ownership interests in four apartment communities, located in urban and suburban neighborhoods in proximity to public transit systems, for $334 million. Made preferred equity investments in five joint-ventures, for $116 million and originated two mezzanine loans, for $24 million. In development, we completed the lease-up of three communities comprising 421 units.

Redevelopment. Expanded our redevelopment and resource management platforms. Through these programs, we seek to improve the quality of our communities based on consumer needs and expectations, while earning an attractive return on investment. Furthermore, our resource management efforts implement sustainable practices to conserve water and reduce energy consumption at our existing communities, decreasing our impact on the environment.

Portfolio Management. Opportunistically sold $228 million of apartment communities at attractive pricing.

Balance Sheet Management. Achieved a Debt, net of deferred financing costs, premiums and discounts, to Total Market Capitalization (defined as total debt, net of deferred financing costs, premiums and discounts plus total equity capitalization) ratio of 26.0% at year-end and obtained upgrades by S&P and Moody’s to BBB+/Baa1.

Dividend Growth. In February 2016, we announced a dividend increase of 11.1%, representing 22 years of consecutive dividend growth, continuing a long history of strong dividend growth during our 20+ year life as a public company.

For a discussion of the calculation of Core FFO and NOI, see “Item 6. Selected Financial Data” and “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” respectively, in our Form 10-K for the year ended December 31, 2016.

Pay for Performance

The Compensation Committee views pay for performance as an important component of Essex’s named executive officer compensation philosophy. The Compensation Committee considered Essex’s performance in 2016 in determining levels of named executive officer compensation, including short- and long-term incentive compensation. The compensation of Essex’s named executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in further detail in the discussion below.

Compensation Policies and Practices—Good Governance

Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2016 our Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:

•	The structure of our named executive officer compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards promoting responsible growth and risk management.
•	The competitiveness of our named executive officer compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us.
•	Our Compensation Committee is comprised solely of independent directors and annually engages an independent compensation consultant to advise on matters related to our named executive officer compensation program.
•	We have not entered into individual employment agreements with our named executive officers, and we do not provide our named executive officers with tax gross-ups.
•	We maintain meaningful stock ownership guidelines for our named executive officers and non-employee directors that promote a long-term stockholder perspective.
•	Our Compensation Committee annually considers and assesses the potential risks of our compensation policies and practices for all employees.
•	Our named executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.
•	We maintain programs that limit the ability of our named executive officers and non-employee directors to pledge or hedge our securities.

2016 Stockholder Advisory Vote on Named Executive Compensation

We currently submit an advisory vote to approve our named executive officer compensation to our stockholders on an annual basis. At our 2016 annual meeting, holders of approximately 96.3% of the votes cast voted “for” the advisory proposal. We believe the continued support for our compensation program in 2016 reflects the strong alignment between our named executive officer compensation and performance.

The Compensation Committee considered the results of the stockholder vote in continuing to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the stockholder advisory vote.

Overview of Named Executive Officer Compensation Program

Key Named Executive Officer Compensation Program Objectives

The objectives of our compensation program for named executive officers are to:

•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short- and long-term compensation elements;
•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and
•	Align the interests of executive officers with the interests of Essex’s stockholders by tying significant portions of short- and long-term compensation, in the form of annual bonus and long-term equity based awards, to increasing distributable cash flow to stockholders, and increasing the value of Common Stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

Within these objectives, the Compensation Committee believes that the primary goal of Essex’s named executive officer compensation program should be related to creating stockholder value. The Compensation Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance.

How Executive Compensation Decisions are Made

Role and Procedures of the Compensation Committee. The Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.

In fiscal year 2016, the Compensation Committee retained Mercer as its compensation consultant. Mercer has not provided any services to Essex other than to the Compensation Committee with respect to executive and Board compensation matters, reports directly to the Compensation Committee and not to management, and is independent from Essex. The Compensation Committee has assessed the independence of Mercer pursuant to, and taking into account factors listed in, applicable SEC and stock exchange rules and concluded that the work of Mercer has not raised any conflict of interest.

While the Compensation Committee determines Essex’s overall compensation philosophy and sets the compensation for Essex’s CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions. For the upcoming fiscal year, Essex’s CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Compensation Committee. The sum of such base salaries and targeted bonuses and long term equity compensation, if any, is included in the Essex annual business plan. Also, at that time, the Compensation Committee reviews and approves goals for the upcoming year for specific executive officers. Such goals may include company-wide, business unit and individual goals.

At the end of a fiscal year, the Compensation Committee reviews actual performance against goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers. The CEO also provides the Compensation Committee with his perspective on the performance of Essex’s executive officers as well as a self-assessment of his own performance. The Compensation Committee establishes the compensation package for the CEO. Essex’s Chief Financial Officer also attends certain of the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potentially new elements for the executive officer’s compensation packages.

Peer Group. In fiscal year 2016, the Compensation Committee retained Mercer to select a peer group of REITs and complete a review of the executive compensation levels and practices relative to performance and to the peer group. The following 15 REITs (all are equity REITs, seven are headquartered in California, seven are reasonably similar to Essex in revenue and market capitalization and six invest primarily in apartments) are considered in an annual peer comparison prepared by Mercer based on publicly filed proxy materials.

Company
AvalonBay Communities, Inc. (AVB)
Apartment Investment and Management Company (AIV)
Alexandria Real Estate Equities, Inc. (ARE)
Brixmor Property Group (BRX)
Camden Property Trust (CPT)
Digital Realty Trust (DLR)
Douglas Emmett, Inc. (DEI)
Duke Realty Corporation (DRE)
Equity Residential (EQR)
HCP, Inc. (HCP)
Macerich Company (MAC)
Mid-America Apartment Communities, Inc. (MAA)
Public Storage (PSA)
Realty Income Corporation (O)
United Dominion Realty Trust, Inc. (UDR)

Essex compares to the peer group in both revenue and assets as follows:

	Revenue (1)	Assets (1)
	($ in millions)
25th percentile	955	6,882
50th percentile	1,042	9,498
75th percentile	1,851	11,659
ESSEX	1,272	12,217
Percentile rank	53%	80%
(1)	Assets are as of the end of the most recent fiscal year and revenue reflects the quarter ended June 30, 2016, as annualized for 12 months.

In fiscal year 2016, the Compensation Committee considered the peer group information in determining overall compensation levels in light of the Compensation Committee’s view of appropriate, market-based compensation levels and pay-for-performance. However, the Compensation Committee did not use any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Key Elements of Named Executive Officer Compensation. The key elements of Essex’s current compensation program for the named executive officers are summarized in the table below:

Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Base Salary	Fixed base pay necessary to attract and retain executives and compensate performance of core job duties.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year, addresses employee cash-flow needs and retention objectives.

Annual Cash Bonus	Variable cash compensation that motivates executives and ties a significant compensation opportunity to achieving individual and corporate performance goals.	Annual bonus is based on both discretionary and non-discretionary performance criteria.
Short-term cash compensation that is contingent on achievement of Company and individual goals, as determined by the Compensation Committee, is intended to link compensation to short-term stockholder interests.

Long-Term Equity Incentive	Equity compensation (in the form of restricted stock units (“RSUs”) and options) fosters long-term retention of management and aligns executive officer and stockholder interests.
Long-term equity incentive awards are determined primarily based on how the award’s grant date value relates to the executive officer’s total cash compensation and how the vesting and other aspects of the award might incentivize performance.

Long-term compensation that is tied to the value of Common Stock and is primarily contingent on meeting performance goals and continued employment, which is intended to link compensation to long-term stockholder value accretion.

Equity compensation complements cash compensation and provides performance incentives.
RSUs may be subject to both performance-based and service-based vesting or performance-based vesting only.
Options may be subject to service-based vesting.

Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.

Severance plan	For hiring and retaining executives by providing continued economic benefit if a change of control and related termination occurs.
In the event of a change of control and related involuntary termination within the period commencing 2 months preceding a change of control and ending 24 months after the change of control, executives receive two times their current annual salary and three-year average annual bonus, vesting acceleration of equity awards, continued insurance benefits and out placement services.
Facilitates recruitment and retention of named executive officers by providing income security in the event of involuntary job loss in connection with a change in control.

Perquisites	Customary element necessary to hire and retain executives.	Generally based on perquisites being offered by peer companies.	Addresses recruitment and retention objectives.

Description of Individual Elements of Named Executive Officer Compensation

Base Salaries. None of Essex’s executive officers has an employment agreement. Base salaries are viewed as a customary element necessary to hire and retain named executive officers. Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking. For 2016, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition.

Executive	Salary 2015 ($)	Salary 2016 ($)	Percentage Change
Michael J. Schall, CEO	550,000	650,000	18.2%
Angela L. Kleiman, CFO and EVP (effective 10/1/2015)	325,000	375,000	15.4%
Craig K. Zimmerman, Co-Chief Investment Officer (“Co-CIO”) and Executive Vice President (“EVP”)	350,000	400,000	14.3%
John D. Eudy, Co-CIO and EVP	350,000	400,000	14.3%
John F. Burkart, Senior Executive Vice President (“SEVP”)	350,000	400,000	14.3%

Annual Bonuses. Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus include individual performance, business unit and corporate performance as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee.

Each year, a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan, which is reviewed by the Board. To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be reduced to zero. In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as twice the individual’s target bonus amount.

The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate performance goals. Each named executive officer is paid based on meeting objective corporate performance goals with a maximum opportunity of 200% of the targeted non-discretionary bonus if specific performance levels exceeded the objective corporate performance goals at levels consistent with the high end of Essex’s 2016 guidance.

Essex’s primary corporate performance measures are Core FFO per share and the growth in same-property NOI relative to its peers that have portfolios in the same markets. The Board reviews the operating plans that include annual Core FFO per share targets and expected NOI results. The Compensation Committee monitors management’s achievement of the targets and where it ranks compared to the top quartile of the multifamily REITs with respect to Core FFO per share growth. The target levels for the increase in Core FFO per share from year to year are dependent on a number of factors, including expectations surrounding internal and external growth opportunities, general economic conditions, real estate fundamentals and other specific circumstances facing Essex in the coming year. The Compensation Committee also establishes Core FFO goals that are consistent with the operating plan. For 2016, specific goals for corporate performance and achievements were as follows:

(1)	Goal: Same-property NOI growth of 8.5%, range 7.5% to 9.5% → Achieved: Same-property NOI growth of 8.1%, below the midpoint, but within the range;
(2)	Goal: Core FFO per diluted share of $10.90 → Achieved: Core FFO per diluted share of $11.04, thereby achieving 101% of the performance target;
(3)	Goal: Acquire and develop new investment opportunities consistent with the 2016 operating plan → Achieved.
(4)	Goal: Achieve the underwritten yields from 2014 and 2015 acquisitions and developments → Achieved.

For a discussion of the calculations of Core FFO and NOI, see “Item 6. Selected Financial Data” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”, respectively, in our Form 10-K for the year ended December 31, 2016. The Compensation Committee considered the quantitative criteria above for the non-discretionary incentive bonus and based on the Company’s results, the Compensation Committee concluded that 100% of the maximum non-discretionary incentive bonus was earned in 2016 as the Company generally exceeded all its corporate performance goals.

A portion of each named executive officer’s bonus for 2016 also related to achievement of both objective and subjective individual factors, including the evaluation of the officer’s handling of his day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. For 2016, the primary individual-based bonus criteria were as follows:

•	Mr. Schall’s goals included achieving Essex’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, succession planning, and ensuring strategic objectives as to property locations, accretion, etc. are satisfied in connection with acquisition and development goals.
•	Ms. Kleiman’s goals included achieving Essex’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, expanding the co-investment platform, and improving internal financial reporting to facilitate efficiency, effectiveness, and cost management.
•	Mr. Eudy’s goals included delivering ongoing development projects on time and on budget, and initiation of one new development project.
•	Mr. Zimmerman’s goals included originating $500-$600 million of acquisitions in supply constrained west coast markets with high return potential.
•	Mr. Burkart’s goals included achieving operations budget and business plan, maximizing portfolio returns via asset management including redevelopment and dispositions, creating and executing the IT strategic plan, and implementation plans for various departments in connection with the Company’s transformation strategy.

Payments for bonuses compared to targets in 2016 were as follows:

Executive	Actual Non-Discretionary Incentive Bonus ($)	Actual Discretionary Incentive Bonuses ($)	Total Actual Incentive Bonus ($)	Targeted Incentive Bonuses ($)	Maximum Aggregate Bonuses ($)
Michael J. Schall, CEO	800,000	250,000	1,050,000	700,000	1,100,000
Angela L. Kleiman, CFO and EVP	365,000	175,000	540,000	375,000	550,000
Craig K. Zimmerman, Co-CIO and EVP	380,000	200,000	580,000	400,000	600,000
John D. Eudy, Co-CIO and EVP	380,000	200,000	580,000	400,000	600,000
John F. Burkart, SEVP	380,000	200,000	580,000	400,000	600,000

Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to stockholders and to align the compensation of our named executive officers with the interests of our stockholders.

In fiscal year 2016, the Compensation Committee granted long-term incentive compensation to our named executive officers in the form of RSUs and options under the Company’s stockholder-approved 2013 Stock Award and Incentive Compensation Plan (the “Incentive Award Plan”).

RSUs granted to our named executive officers in fiscal year 2016 were generally subject only to performance-based vesting (the “Performance RSUs”), with the exception of certain RSUs granted to Mr. Schall, which were subject to both performance- and service-based vesting (the “Performance and Service RSUs”). RSUs are settled in shares of our Common Stock.

Performance RSUs are earned based on Essex’s performance over a three-year performance period (unless such period is truncated in connection with a change of control). The number of Performance RSUs that is earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee, based on the performance criteria set forth in the table below:

Percentile Rank	Percentage Earned
50th percentile or below	50%
75th percentile or higher	100%

In the event that the percentile rank of Essex’s total stockholder return is between the 50th and 75th percentile, the percentage of Performance RSUs that is earned will be based on linear interpolation between the amounts set forth above. In the event that the percentile rank of Essex’s total stockholder return upon completion of the performance period is below the 50th percentile, fifty percent of the Performance RSUs will be earned.

Performance and Service RSUs are earned based on the same performance conditions applicable to Performance RSUs and described above. Vesting of Performance and Service RSUs is further generally subject to continued employment through the three-year performance period (with accelerated vesting in the event of certain qualifying terminations of employment in connection with a change of control of Essex, as described below under “Severance and Other Benefits Upon Termination of Employment or Change of Control”).

Options granted to our named executive officers in fiscal year 2016 vest as to one-third of the shares subject to the options on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The options are subject to a cap on appreciation of $100 per share.

In fiscal year 2016, the Compensation Committee granted awards in respect of the following number of stock options and RSUs (shown assuming maximum performance at the 75th percentile or higher), to Essex’s named executive officers.

Name	Grant Date	Number of Options Granted (#)	Number of RSUs Granted (#)
Michael J. Schall	12/8/2016	54,241	7,618	(1)
Angela L. Kleiman	12/8/2016	18,491	2,598
Craig K. Zimmerman	12/8/2016	20,710	3,324
John D. Eudy	12/8/2016	20,710	3,324
John F. Burkart	12/8/2016	20,710	3,324
(1)	Includes 2,874 Performance and Service RSUs and 4,744 Performance RSUs.

Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under Essex’s Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though Essex also defers the related tax deduction. Essex makes no matching or other employer contributions to the plan. Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefits. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control. Under the Essex Property Trust, Inc. Executive Severance Plan, which was amended and restated March 12, 2013 (the “Severance Plan”), each of Essex’s named executive officers would be entitled to the following benefits under the Severance Plan if, within the period commencing two months prior to a change of control of Essex (as defined in the section titled “Potential Payments upon Termination or Change of Control”) and ending 24 months after a change of control of Essex, the employment of such named executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the named executive officer’s death or disability), or if the named executive officer resigns from employment for “good reason”:

•	a lump-sum cash amount equal to the sum of (a) two times such named executive officer’s then-current annual base salary and (b) two times such named executive officer’s average annual bonus for the three years preceding the change of control;
•	continuation of health, dental and life insurance for up to 24 months following the date of termination, paid by Essex;
•	accelerated vesting, or, with respect to Series Z-1 Incentive Units, achievement of a 100% “Series Z-1 conversion ratchet percentage” (as defined in the Severance Plan) or its equivalent, with respect to all outstanding, unvested equity-based compensation awards that are not assumed or substituted in connection with a change of control and any equity-based awards that were granted in connection with or following the change of control;
•	outplacement services of up to $20,000 in the aggregate; and
•	reasonable legal and mediation fees and expenses incurred by the named executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.

Severance payments and benefits are subject to withholding and other potential requirements of applicable income tax law. The named executive officers are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”)), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the named executive officer.

In addition, pursuant to the terms of the Severance Plan, any equity-based awards held by the named executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, effective immediately prior to such change of control. Since, pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, any LTIP Units and RSUs that are held by the named executive officers and that are subject to performance-based vesting will be earned based on actual performance through a change of control of Essex, any performance-based LTIP Units and RSUs that have been so earned, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, unless assumed in connection with the change of control.

The Compensation Committee believes that these provisions in the Severance Plan and the terms of the equity-based awards described above provide a reasonable level of continued economic benefit to the named executive officers if a change of control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Compensation Committee also believes that the two years’ cash severance payment, the accelerated vesting of equity awards and other reasonable severance benefits, together with the absence of a tax “gross up” provision, are in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Compensation Committee considers to be comparable. Generally, the existence of the Severance Plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive award grants.

Life Insurance and Perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Compensation Committee believes that the perquisites are comparable to, or less than, those provided by comparable companies.

Tax and Accounting Considerations. Section 162(m) of the Code prohibits Essex from deducting compensation in excess of $1 million for each of our named executive officers, other than our Chief Financial Officer, unless certain performance, disclosure, and stockholder approval requirements described in Section 162(m) of the Code and related regulations are met. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us, provided we continue to distribute at least 90% of our taxable income each year. Consequently, the Compensation Committee reserves the right to design programs that incorporate a full range of performance criteria important to Essex’s success, even where compensation payable under such programs may not be deductible.

ASC Topic 718. Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity-based compensation awards with our overall executive compensation philosophy and objectives.

Stock Ownership Guidelines. The Company has stock ownership guidelines that require executives to acquire and hold a certain amount of Company shares, as described in more detail above under the heading “Board and Corporate Governance Matters—Executive Officer Ownership Guidelines.” All named executive officers were in compliance with the guidelines as of December 31, 2016.

The table below sets forth the minimum amount of stock, including indirectly held shares, vested and unvested full-value equity awards (LTIP Units and RSUs), and vested stock options, assuming net settlement, that each named executive officers is required to hold pursuant to the Executive Stock Ownership guidelines. Executive officers are expected to achieve this goal within five years of its effective date or, with respect to new executive officers, within five years of attaining their position.

Executive (1)	Stock Ownership Target as a Multiple of Salary (#)	Stock Ownership Target ($)	In Compliance (2)
Michael J. Schall, CEO	5x	1,750,000	Yes
Angela L. Kleiman, CFO and EVP	4x	1,300,000	Yes
Craig K. Zimmerman, Co-CIO and EVP	4x	1,200,000	Yes
John D. Eudy, Co-CIO and EVP	4x	1,200,000	Yes
John F. Burkart, SEVP	4x	1,000,000	Yes
(1)	No named executive officer has hedged or pledged Essex equity securities.
(2)	Executive stock ownership includes all Z-1 incentive units, LTIP Units and RSUs.

Policy on Hedging and Pledging Essex Equity Securities. The Nominating Committee has adopted a policy concerning hedging and pledging of Essex equity securities. A copy of the policy may be obtained as indicated under “Access to Corporate Governance Policies” above.

Directors and executive officers are not permitted to own financial instruments or participate in investment strategies that represent a direct hedge of the economic risk of owning our Common Stock or voting preferred stock, equity interests issued by our operating partnership, or securities that give the holder any rights to acquire any such stock or equity interests (collectively, “Essex equity securities”).

Directors and executive officers are not permitted to pledge or otherwise use any Essex equity securities as collateral to secure any loan (collectively, a “pledge”) unless: (1) that transaction is first approved by the Board (not counting the vote of any director with a personal interest in the transaction) based on the committee’s determination that the pledge is not significant from a corporate governance standpoint, or (2) that transaction involves a pledge of Essex equity securities that results in such individual having pledged (counting pledged securities that are not Common Stock on an as exercised or converted basis, as the case may be) an amount of Essex equity securities not exceeding the greater of (x) 0.002 times the number of the issued and outstanding shares of Common Stock, or (y) 20% of such individual’s ownership of Essex equity securities.

However, notwithstanding the provisions of the prior paragraph, as to any individual who has pledged Essex equity securities prior to the effective date of the policy, the individual is required within seven years after the effective date to reduce the pledged securities to an amount that would not require Board approval described above, or obtain Board approval of the pledge.

As more fully set forth in the policy, directors and executive officers are not permitted to pledge any equity compensation awards prior to the awards’ respective exercise, delivery or conversion into equity securities free of restriction under the applicable equity compensation plan.

Compensation Recovery Policy. The Board will, to the extent permitted by applicable law, have the authority to make retroactive adjustments to any bonus or other incentive-based or equity-based compensation paid to an executive officer of the Company, where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, where such restatement was due to the material non-compliance by the Company, as a result of misconduct, with any financial reporting requirement. Where applicable, an officer will be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the filing with the SEC of the financial statement that was later restated.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC. The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation Committee

Gary P. Martin, Chairman
Thomas E. Robinson
Byron A. Scordelis

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our named executive officers for our year ended December 31, 2016, which we refer to as “2016”, our year ended December 31, 2015, which we refer to as “2015”, and our year ended December 31, 2014, which we refer to as “2014”.

Name and Principal Position	Year		Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael J. Schall	2016		650,000	1,050,000	1,142,624	1,167,809	20,911	4,031,344
Director, President and Chief Executive Officer	2015		550,000	1,350,000	1,610,219	—	11,945	3,522,164
	2014		550,000	700,000	1,501,500	—	13,073	2,764,573

Angela L. Kleiman	2016		375,000	540,000	389,524	398,111	26,528	1,729,163
Executive Vice President and Chief Financial Officer	2015	(4)	268,750	710,000	710,466	—	12,227	1,701,443

John D. Eudy	2016		400,000	580,000	498,567	445,886	27,188	1,951,641
Co-Chief Investment Officer and Executive Vice President	2015		350,000	1,100,000	852,469	—	14,962	2,317,431
	2014		350,000	500,000	600,600	—	13,444	1,464,044

Craig K. Zimmerman	2016		400,000	580,000	498,567	445,886	22,825	1,947,278
Co-Chief Investment Officer and Executive Vice President	2015		350,000	1,100,000	852,469	—	13,103	2,315,572
	2014		350,000	470,000	600,600	—	13,724	1,434,324

John F. Burkart	2016		400,000	580,000	498,567	445,886	27,815	1,952,268
Senior Executive Vice President	2015		350,000	1,150,000	852,469	—	12,520	2,364,989
	2014		350,000	500,000	750,750	—	11,940	1,612,690
(1)	Represents cash incentive awards under the Company’s annual bonus program. For 2015, these dollar amounts include the amounts paid pursuant to the Retention Bonus Program.
(2)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated. With respect to awards, the vesting of which is subject to performance conditions, the grant date fair value of these awards is based on the probable outcome of the performance conditions, which is also the maximum value assuming the highest level of performance, calculated in accordance with ASC Topic 718. Assumptions used in determining the grant date fair value of the awards can be found in Note 12 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These dollar amounts do not represent payments actually received by the named executive officers.
(3)	For 2016, these amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums, for Mr. Schall, Ms. Kleiman, Mr. Eudy, Mr. Zimmerman, and Mr. Burkart, respectively.
(4)	Ms. Kleiman was appointed as Executive Vice President and Chief Financial Officer, effective as of October 1, 2015.

Grants of Plan-Based Awards for 2016

The following table shows all plan-based awards which Essex granted to the named executive officers during 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(4)
Michael J. Schall	12/8/2016	700,000	1,100,000	2,874	4,744	54,241	219.22	2,310,433
Angela L. Kleiman	12/8/2016	375,000	550,000	—	2,597	18,491	219.22	787,635
John D. Eudy	12/8/2016	400,000	600,000	—	3,324	20,710	219.22	944,453
Craig K. Zimmerman	12/8/2016	400,000	600,000	—	3,324	20,710	219.22	944,453
John F. Burkart	12/8/2016	400,000	600,000	—	3,324	20,710	219.22	944,453
(1)	Represents Performance and Service RSUs that are generally earned based on Essex’s relative total stockholder return over a three-year performance period and vest based on continued employment.
(2)	Represents Performance RSUs that are generally earned based on Essex’s relative total stockholder return over a three-year performance period.
(3)	Represents options that are subject to service-based vesting, and vest as to one-third of the shares subject to the options on each of the first three anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. The options are also subject to a cap on appreciation of $100 per share.
(4)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 as described in footnote 2 to the Summary Compensation Table above.

Minimum Vesting Period

The 2016 and future grants of equity awards to executive officers are expected to have a minimum vesting period of one year for options and a minimum performance period of three years for RSUs.

Named Executive Officer Severance Plan

We discuss severance of our named executive officers and related quantitative disclosure based on assumed triggering events under the heading “Potential Payments upon Termination or Change of Control” below.

Outstanding Equity Awards at December 31, 2016

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2016:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Name	Grant Date	Exercisable	Unexercisable
Michael J. Schall	12/8/2016	—	54,241	(2)	219.22	12/8/2026	3,809	(3)	885,593	3,809	(4)	885,593
	12/10/2013	12,000	8,000	(5)	152.63	12/10/2023
	12/11/2012	15,000	5,500	(6)	143.03	12/11/2019
	12/6/2011	7,000	—		132.03	12/6/2021
	12/10/2015						3,750	(7)	871,875	3,750	(8)	871,875
	12/9/2014						5,745	(9)	1,335,713
	12/10/2013						2,250	(10)	523,125
	Various									4,050	(11)	937,575

Angela L. Kleiman	12/8/2016	—	18,491	(2)	219.22	12/8/2026	1,299	(3)	301,901	1,299	(4)	301,901
	12/10/2013	3,000	2,000	(5)	152.63	12/10/2023
	12/11/2012	—	600	(6)	143.03	12/11/2019
	12/6/2011	—	—		132.03	12/6/2021
	12/15/2009	2,466	—		84.87	12/15/2019
	12/10/2015						1,719	(7)	399,668	1,719	(8)	399,668
	12/9/2014						1,724	(9)	400,784
	12/10/2013						875	(10)	203,438
	12/6/2011									1,440	(11)	333,360

John D. Eudy	12/8/2016	—	20,710	(2)	219.22	12/8/2026	1,662	(3)	386,415	1,662	(4)	386,415
	12/10/2013	3,467	4,000	(5)	152.63	12/10/2023
	12/11/2012	3,400	1,700	(6)	143.03	12/11/2019
	12/6/2011	1,250	—		132.03	12/6/2021
	12/10/2015						1,875	(7)	435,938	1,875	(8)	435,938
	12/9/2014						1,724	(9)	400,784
	12/10/2013						1,250	(10)	290,625
	Various									2,700	(11)	625,050

Craig K. Zimmerman	12/8/2016	—	20,710	(2)	219.22	12/8/2026	1,662	(3)	386,415	1,662	(4)	386,415
	12/10/2013	6,000	4,000	(5)	152.63	12/10/2023
	12/11/2012	6,800	1,700	(6)	143.03	12/11/2019
	12/6/2011	9,472	—		132.03	12/6/2021
	12/10/2015						1,875	(7)	435,938	1,875	(8)	435,938
	12/9/2014						1,724	(9)	400,784
	12/10/2013						1,250	(10)	290,625
	Various									2,700	(11)	625,050

John F. Burkart	12/8/2016	—	20,710	(2)	219.22	12/8/2026	1,662	(3)	386,415	1,662	(4)	486,415
	12/10/2013	6,000	4,000	(5)	152.63	12/10/2023
	12/11/2012	3,000	1,500	(6)	143.03	12/11/2019
	12/6/2011	500	—		132.03	12/6/2021
	12/10/2015						1,875	(7)	435,938	1,875	(8)	435,938
	12/9/2014						2,873	(9)	667,926
	12/10/2013						1,250	(10)	290,625
	Various									3,870	(11)	895,905
(1)	As it relates to awards granted after 2013, amounts are based on the closing price of our Common Stock on the NYSE on December 30, 2016, of $232.50. For awards related to Z-1 incentive units granted prior to 2013, the value is based on $232.50 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.

(2)	33% of these options will vest on December 8, 2017, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.
(3)	For all named executive officers, represents the number of Performance RSUs that would become earned at the end of the performance period (December 8, 2016 – December 8, 2019), assuming threshold performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. For Mr. Schall, includes 1,437 Performance and Service RSUs that would become earned and vested at the end of the performance period (December 8, 2016 – December 8, 2019), assuming threshold performance. Performance and Service RSUs generally vest based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period.
(4)	For all named executive officers, represents the incremental number of Performance RSUs that would become earned and vested at the end of the performance period (December 8, 2016 – December 8, 2019), assuming maximum performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. For Mr. Schall, includes an incremental 1,437 Performance and Service RSUs that would become earned and vested at the end of the performance period (December 8, 2016 – December 8, 2019), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period.
(5)	20% of these options vested on December 10, 2014, and 1/60th of these options will vest on each monthly anniversary thereafter, generally subject to continued employment through each such vesting date. These options are subject to a cap on appreciation of $100 per share.
(6)	10% of these options vested on December 11, 2012, the date of the grant, and 20% of these options will vest each year through 2016 with the remaining 10% vesting in 2017, generally subject to the executive’s continued employment through the applicable vesting date. These options are subject to a cap on appreciation of $75 per share.
(7)	Represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 10, 2015 – December 10, 2018), assuming threshold performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting based on continued employment. The number of Performance and Service RSUs eligible to vest is based on the Company’s percentile rank of relative total stockholder return compared to the total stockholder return of a specified list of peer companies determined by the Compensation Committee during a three-year performance period beginning on the initial grant date of the awards, and generally subject to continued employment through the performance period.
(8)	Represents the incremental number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 10, 2015 – December 10, 2018), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting based on continued employment. The number of Performance RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period.

(9)	Represents LTIP Units subject to service-based vesting only. These LTIP Units vest 20% on each of the first five anniversaries of the grant date, generally subject to the executive’s continued employment through each such vesting date.
(10)	Represents LTIP Units subject to service-based vesting only. These LTIP Units vest 25% on each of the first four anniversaries of the grant date, generally subject to the executive’s continued employment through each such vesting date.
(11)	Represents Z-1 incentive units, approximately 14% of which vested in 2016. The Z-1 incentive units vest and become convertible into limited partnership units of EPLP (and exchangeable for shares of our Common Stock) in varying percentages, ranging from annual vesting tranches of 0% to 14% of the incentive units subject to the award, based on Essex’s achievement of total FFO performance.

Option Exercises and Stock Vested for 2016

The following table shows for 2016 the number of shares acquired upon exercise of option awards and the vesting of stock awards and the value realized upon such exercise and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Schall	10,000	911,624	11,359	2,638,518
Angela L. Kleiman	1,880	174,221	4,607	1,070,475
John D. Eudy	—	—	6,969	1,618,380
Craig K. Zimmerman	—	—	6,969	1,618,380
John F. Burkart	—	—	7,562	1,756,042
(1)	Stock awards consist of Z-1 incentive units, LTIP Units and RSUs. With respect to Z-1 incentive units, the amounts reflect the increase in conversion ratio during 2016, and with respect to LTIP Units and RSUs, the amounts reflect both performance-based and service-based vesting achieved during 2016.
(2)	As it relates to awards granted after 2013, amount are based on the closing price of our Common Stock on the NYSE on December 30, 2016, of $232.50. For awards related to Z-1 incentive units granted prior to 2013, the values are based on $232.50 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.

Nonqualified Deferred Compensation

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to herein as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008, replaced an older plan to comply with Section 409A of the Code. Under the deferred compensation plan, eligible employees, which include the named executive officers of Essex, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. Essex does not currently make company matching contributions, although the plan allows Essex to make discretionary contributions. Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Code).

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on US public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or Essex’s brokerage account agreement. The following table provides information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of December 31, 2016.

Name	Executive Contributions in 2016 ($)(1)	Registrant Contributions in 2016 ($)	Aggregate Earnings/ (Losses) in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2016 ($)
Michael J. Schall	—	—	210,582	—	2,829,208
Angela L. Kleiman	—	—	18	—	22,844
John D. Eudy	256,189	—	49,367	—	916,363
Craig K. Zimmerman	—	—	—	—	—
John F. Burkart	—	—	(634)	—	462,975
(1)	All contributions in this column are also included as compensation to the named executive officers in the Salary column of the Summary Compensation Table.

Potential Payments upon Termination or Change of Control

Long-Term Equity Incentive Awards

Pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, with respect to any LTIP Units and RSUs that are held by the named executive officers and that are subject to performance-based vesting, the performance period applicable to such LTIP Units or RSUs will end on, and the number of LTIP Units or RSUs earned will be determined based on performance through, the date of a change of control of Essex.

Pursuant to the terms of the Severance Plan, which covers, among others, the named executive officers, any equity-based awards held by the named executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control (including any Series Z-1 Incentive Units that are not assumed through a “substitute umbrella partnership” (as defined in the Severance Plan)) will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% “Series Z-1 conversion ratchet percentage” (as defined in the Severance Plan), in each case, effective immediately prior to such change of control. Accordingly, any performance-based LTIP Units and RSUs that have been earned based on actual performance through the date of a change of control of Essex, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, unless assumed in connection with the change of control.

Further, under the terms of the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, if, within the period commencing two months prior to a change of control of Essex and ending 24 months following a change of control of Essex, the employment of any named executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the named executive officer’s death or disability), or if the named executive officer resigns from employment for “good reason” (a “Qualifying Termination”), any equity-based awards held by the named executive officer that were assumed in connection with the change of control and any equity-based awards that were granted in connection with or following the change of control will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage (or its equivalent).

Severance Payments and Benefits

In addition to accelerated vesting of equity-based awards, the Severance Plan further provides that if a named executive officer experiences a Qualifying Termination under the Severance Plan, the named executive officer will be entitled to (i) a lump-sum cash amount equal to the sum of (a) two times such named executive officer’s then-current annual base salary and (b) two times such named executive officer’s average annual bonus for the three years preceding the change of control, (ii) continuation of health, dental and life insurance benefits for 24 months following the date of termination, paid by Essex, (iii) outplacement services of up to $20,000 in the aggregate, and (iv) reasonable legal and mediation fees and expenses incurred by the named executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.

Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, a “change of control” is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of Essex’s then outstanding securities having the right to vote, (b) the persons who, as of March 12, 2013, constituted the Board (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to March 12, 2013 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of Essex where the stockholders of Essex, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “good reason” is generally defined as (i) a substantial adverse change in the named executive officer’s authority, duty or power, (ii) a reduction in annual base salary, (iii) a reduction in annual bonus opportunity to an annual bonus opportunity that is less than the highest bonus opportunity during the three fiscal years preceding the date of the change of control, (iv) a reduction in certain employee benefits, (v) certain relocations, (vi) failure to pay compensation owed to the named executive officer, (vii) failure to obtain an effective agreement from any successor to assume the Severance Plan, or (viii) a material breach by Essex under the Severance Plan.

Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “cause” is generally defined as (i) a willful act of dishonesty with respect to any matter involving Essex, (ii) conviction of a crime involving moral turpitude, or (iii) deliberate or willful failure to substantially perform duties, which continues for 30 days following receipt of notice from Essex.

Individuals participating in the Severance Plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

The table below illustrates hypothetical payments under the Severance Plan as if a change of control had occurred on December 31, 2016 and a termination of employment other than for “cause” or for “good reason” occurred on such date.

With the exception of accelerated vesting of certain equity-based awards that are not assumed in connection with a change of control (as described above), no named executive officer is entitled to any payments or benefits (except as required pursuant to applicable law) other than in connection with a termination of employment other than for “cause” (excluding any termination of employment due to the named executive officer’s death or disability) or for “good reason” in connection with a change of control.

Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits (1)($)	Value of Accelerated Equity Awards (including LTIP Units) ($)	Total (2)($)
Michael J. Schall	3,000,000	19,500	11,634,763	14,654,263
Angela L. Kleiman	1,616,667	19,500	3,467,348	5,103,515
John D. Eudy	1,920,000	19,500	4,344,096	6,283,596
Craig K. Zimmerman	1,900,000	19,500	4,344,096	6,263,596
John F. Burkart	1,920,000	19,500	4,867,093	6,806,593
(1)	These amounts are based on the estimated average value of the benefits for all named executive officers. Actual amounts for individual officers may differ from this average amount.
(2)	The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, or (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price for Outstanding Options, Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Plan (#)
Equity compensation plans approved by security holders:
Stock Incentive Plans	666,855	(1)	181.50	(2)	977,803	(3)
Equity compensation plans not approved by security holders:
Series Z-1 incentive units (4)	131,847		N/A		81,559
Total	798,702		—		1,059,362
(1)	Number of securities to be issued includes 109,207 LTIP Units granted in 2013 and 2014 but excludes 58,349 shares of unvested restricted stock.
(2)	This weighted average price amount applies only to options granted under the Company’s 1994, 2004 and 2013 plans.
(3)	Includes 500,000 shares available for future issuance under our 2013 Employee Stock Purchase Plan (the “ESPP”) and 477,803 shares available for future issuance under our 2013 Stock Award and Incentive Compensation Plan. No options have been granted, and no shares of Common Stock have been purchased, under the ESPP. This plan has not been implemented by the Company.
(4)	Includes convertible Series Z-1 incentive units.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee consists of Mr. Rabinovitch, Mr. Robinson and Ms. Sears. Ms. Sears serves as Chairman of the Audit Committee. The Board has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the processes relating to the Company’s auditing, accounting and financial reporting as of December 31, 2016. The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2016 and effectiveness of internal control over financial reporting as of December 31, 2016 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Members of the Audit Committee

Issie N. Rabinovitch
Thomas E. Robinson
Janice L. Sears, Chairman

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest. A “related person” means any Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of the outstanding Common Stock, and any immediate family member of any of the foregoing persons. A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.

The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether or not (i) a related person’s interest in the transaction is material, (ii) the transaction is fair, reasonable, and serves the best interest of Essex and its stockholders, and (iii) the transaction or relationship should be entered into, continued or ended.

Generally, prior to entering into a related party transaction, various information about the proposed transaction is to be submitted to the Audit Committee, or subcommittee thereof, which will then review the proposed transaction for compliance with the related party approval guidelines and make a determination as to whether or not to approve the transaction.

The guidelines also list types of related person transactions that are governed by specific approval procedures:

•	Routine Transactions up to $1,000,000 that might involve a related person: generally transactions with a related person for ordinary course goods or services with established pricing practices, such as broker commissions for listing or buying properties, do not require prior committee approval but are to be reported to the Audit Committee for ratification.
•	Property Transactions: as to the acquisition or disposition of properties that may involve a related person, the guidelines list specified information to be provided to the Audit Committee, including a description of the related person’s direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions. For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.
•	Preferred Equity/Subordinate Debt Transactions: as to these transactions, the Audit Committee must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions, and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event. Unless otherwise approved by the Board, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $50 million.

The guidelines also require that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.

Agreements between Mr. Marcus and the Company

George Marcus, the Company’s Chairman and founder, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (i) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (ii) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (iii) that he will recuse himself from any and all discussions by the Board regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Other Transactions

Mr. Marcus is the Chairman of Marcus & Millichap Company (“MMC”), which is the parent company of a diversified group of real estate service, investment, and development firms. Mr. Marcus is also the Co-Chairman of Marcus & Millichap, Inc. (“MMI”), and Mr. Marcus owns a controlling interest in MMI. MMI is a national brokerage firm listed on the NYSE that completed its initial public offering in 2013. For the year ended December 31, 2016, the Company paid brokerage commissions totaling $1.1 million to affiliates of MMC related to real estate transactions.

As of December 31, 2016, the Company had investments with a carrying value of $42.5 million, with affiliates of MMC. Investments made in 2016 and 2015 are detailed below:

•	In November 2016, the Company provided a $6.6 million mezzanine loan to a limited liability company in which MMC holds a significant ownership interest through subsidiaries. Independent members of the Board who serve on the Audit Committee approved this investment.
•	In 2015, the Company made preferred equity investments totaling approximately $20.0 million in three entities affiliated with MMC that own apartment communities in California. The Company earns a 9.5% preferred return on each such investment, all of which are scheduled to mature in 2022. Independent members of the Board who serve on the Audit Committee approved each such transaction.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016, and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

FEES PAID TO KPMG LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015 and fees billed for other services rendered by KPMG LLP during those periods:

	2016	2015
Audit Fees (1)	$1,529,825	$1,559,720
Audit-Related Fees (2)	471,870	472,150
Tax Fees (3)	—	—
All Other Fees (4)	55,200	25,000
Total	$2,056,895	$2,056,870
(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal control over financial reporting as of the end of the year, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters to underwriters, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of audit fees paid by unconsolidated joint ventures of the Company.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes. There were no fees in this category incurred in 2016 or 2015.
(4)	All Other Fees consist of fees for products and services other than the services reported above. In 2016, these fees were related to accounts payable and payroll process reviews. In 2015 these fees were related to a process review benchmarking project.

The Audit Committee considers as necessary whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for the pre-approval of all audit services and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent Audit Committee meetings. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee or a designated Audit Committee member, who is responsible for reporting to the Audit Committee any such pre-approvals at the next scheduled committee meeting.

The Board unanimously recommends that the stockholders vote
“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis in this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee with respect to the Company’s named executive officers for the year ended December 31, 2016. The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Essex Property Trust, Inc. approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting of stockholders in 2017 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the named executive officer compensation tables and the related footnotes and narrative accompanying the tables).”

The Board is asking our stockholders to vote “FOR” this proposal. Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. Unless the Board modifies its determination on the frequency of future advisory votes on executive compensation, the next such advisory vote will be held at the 2018 annual meeting of stockholders. Section 14A of the Exchange Act requires that we solicit your advisory vote on this proposal.

Our stockholders approved our say on pay proposal at our 2016 annual meeting. The results of the 2016 vote are discussed at the beginning of CD&A above.

The Board unanimously recommends that the stockholders vote
“FOR” Proposal No. 3.

PROPOSAL NO. 4:

ADVISORY VOTE ON FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION VOTE

As required by Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the frequency of advisory stockholder votes on compensation of the named executive officers through the following resolution:

“RESOLVED, that the stockholders advise that an advisory resolution with respect to named executive officer compensation should be presented to the stockholders every one, two or three years, as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for every one, two or three years based on your preference as to the frequency with which an advisory vote on named executive officer compensation should be held. If you have no preference, you should abstain.

The Board believes that the current best corporate practices and governance trends favor an annual advisory vote and has determined to hold an annual advisory vote. This would give stockholders the opportunity to react promptly to emerging trends in compensation, and the Board and Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from stockholders.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the frequency of advisory stockholder approval of the compensation of named executive officers.

The Board unanimously recommends that the stockholders vote
to hold an advisory vote for the approval of the compensation of the named executive officers every “1 YEAR.”

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the SEC, and the listing standards of the NYSE. A copy of the Code of Business Conduct and Ethics is posted on the Company’s Internet website at http://www.essex.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics will be provided to any stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403. To be timely for the Company’s 2018 annual meeting of stockholders, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than October 30, 2017 and no later than 5:00 p.m., Pacific Time, on November 29, 2017. A stockholder’s notice shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act;
•	as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined below), including any anticipated benefit to the stockholder or stockholder associated person;
•	as to the stockholder giving the notice, any proposed nominee and any stockholder associated person:
•	the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person,

•	the nominee holder for, and number of, Company shares owned beneficially but not of record by such person,
•	whether such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and
•	any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares;
•	as to the stockholder giving the notice, any stockholder associated person and any proposed nominee,
•	the person’s name and address, and
•	the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person;
•	the name and address of any person who contacted or was contacted by the stockholder giving the notice or any stockholder associated person about the proposed nominee or other proposed business; and
•	the name and address of any stockholder supporting the proposed nominee or the proposed business.

A “stockholder associated person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of Company shares owned of record or beneficially by such stockholder, and (iii) any person that controls, is controlled by, or is under common control with such stockholder.

Any director nominations received from stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

The foregoing is a summary of the applicable provisions of the Bylaws and is qualified by reference to the Bylaws, which were last filed as an exhibit to the Company’s current report on Form 8-K, filed May 23, 2016.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2018 annual meeting of stockholders must be received by the Company not later than November 29, 2017 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Proxy Access Nominations. Any stockholder (or group of up to 20 stockholders) meeting the Company’s continuous ownership requirements set forth in the Bylaws that wishes to nominate a candidate for election to the Board for inclusion in the Company’s proxy materials for its 2018 annual meeting of stockholders must provide written notice to our Corporate Secretary no earlier than October 30, 2017 and no later than 5:00 p.m., Pacific Time, on November 29, 2017. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility, procedural and disclosure requirements, can be found in Section 2.13 of the Bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2016, all Reporting Persons complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, ESSEX PROPERTY TRUST, INC., 1100 PARK PLACE, SUITE 200, SAN MATEO, CALIFORNIA 94403, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE AT HTTP://WWW.ESSEX.COM.

By Order of the Board of Directors,

Michael J. Schall
Chief Executive Officer and President
San Mateo, California
March 20, 2017

ESSEX

PROPERTY TRUST, INC.

Computershare
655 Montgomery Street
Suite 830
San Francisco, CA 94111

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				
1. Election of Directors	☐	☐	☐	______

Nominees

01 Keith R. Guericke	02 Irving F. Lyons, III	03 George M. Marcus	04 Gary P. Martin	05 Issie N. Rabinovitch
06 Thomas E. Robinson	07 Michael J. Schall	08 Byron A. Scordelis	09 Janice L. Sears	

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017.	☐	☐	☐
3 Advisory vote to approve the Company's named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4 Advisory vote to determine the frequency of named executive officer compensation advisory votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000309165_1

ESSEX

PROPERTY TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K are available at www.proxyvote.com

ESSEX PROPERTY TRUST, INC.

1100 PARK PLACE, STE 200, SAN MATEO, CA 94403

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 16, 2017

Keith R. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 16, 2017 at 1:00 p.m., Pacific Time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, 94301, and any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the stockholder. **If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all director nominees, FOR proposals 2 and 3, and 1 YEAR on proposal 4. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.**

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations,just sign and date the reverse side. You need not mark any boxes.

Continued and to be signed on reverse side

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